UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

CASELLA WASTE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS

To be Held on October 9, 2012

To the stockholders of

    Casella Waste Systems, Inc.:

The 2012 Annual Meeting of Stockholders of Casella Waste Systems, Inc., a Delaware corporation, will be held on Tuesday, October 9, 2012 at 10:00 a.m., local time, at the Killington Grand Hotel, 228 East Mountain Road, Killington, Vermont 05751, to consider and act upon the following matters:

1.	To elect the four persons nominated by our Board of Directors, one to serve as a Class II director for a term ending in 2014 or until her successor has been duly elected and qualified, and three to serve as Class III directors, each for a term ending in 2015 or until his successor has been duly elected and qualified;

2.	To approve, in a non-binding advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013; and

4.	To transact such other business as may properly come before the 2012 Annual Meeting of Stockholders and any postponement or adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the 2012 Annual Meeting of Stockholders.

We have included a copy of our Annual Report to Stockholders for the fiscal year ended April 30, 2012 with the proxy statement that accompanies this notice of meeting. The Annual Report to Stockholders contains consolidated financial statements and other information of interest to you.

Stockholders of record of our Class A common stock and Class B common stock at the close of business on August 20, 2012 are entitled to receive this notice and to vote at the 2012 Annual Meeting of Stockholders.

We encourage you to attend the 2012 Annual Meeting of Stockholders in person. Whether or not you plan to attend the meeting personally, please vote your shares by completing, signing and returning the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. If you attend the meeting and prefer to vote at that time, you may do so even if you have already voted by proxy. You may obtain directions to the location of the meeting by contacting our Investor Relations Department at (802) 775-0325.

By order of the Board of Directors,

August 27, 2012 Rutland, Vermont	John W. Casella Chairman and Chief Executive Officer

PROXY STATEMENT

Page

GENERAL INFORMATION	1

BENEFICIAL OWNERSHIP OF VOTING STOCK	5

PROPOSAL 1—ELECTION OF DIRECTORS	8

CORPORATE GOVERNANCE AND BOARD MATTERS	13

EXECUTIVE COMPENSATION	20

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	33

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION	37

PROPOSAL 3—RATIFICATION OF THE SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM	38

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING	39

i

CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

PROXY STATEMENT

For the 2012 Annual Meeting of Stockholders

to be held on October 9, 2012

GENERAL INFORMATION

About this Proxy Statement

This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Board of Directors, or Board, of Casella Waste Systems, Inc. for use at the 2012 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Tuesday, October 9, 2012 at 10:00 a.m., local time, at the Killington Grand Hotel, 228 East Mountain Road, Killington, Vermont 05751, and at any postponement or adjournment thereof. You may obtain directions to the location of the Annual Meeting by contacting our Investor Relations Department, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, telephone: (802) 775-0325.

The notice of the Annual Meeting, this proxy statement, and our Annual Report to Stockholders, or Annual Report, for the fiscal year ended April 30, 2012, which we refer to as fiscal 2012 are being mailed to stockholders on or about August 31, 2012.

Important Notice Regarding the Availability of Proxy Materials

for the 2012 Annual Meeting of Stockholders to be Held on October 9, 2012:

This proxy statement and our Annual Report on Form 10-K for fiscal 2012 are available for viewing,

printing and downloading at www.casella.com/2012AnnualMeeting.

A copy of our Annual Report on Form 10-K for fiscal 2012, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to: Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, Attention: Investor Relations, Telephone: (802) 775-0325.

This proxy statement and our Annual Report on Form 10-K for fiscal 2012 are also available on the SEC’s website at www.sec.gov.

Proposals to be Voted Upon

The agenda for the Annual Meeting will include the following proposals:

	Proposal	Board Recommendation

Proposal 1	To elect the four nominees to our Board of Directors, one to serve as a Class II Director for a term ending in 2014 or until her successor has been duly elected and qualified, and three to serve as Class III Directors, each for a term ending in 2015 or until his successor has been duly elected and qualified	“FOR” each director nominee

Proposal 2	To approve, in a non-binding advisory “say-on-pay” vote, the compensation of our named executive officers	“FOR”

Proposal 3	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013, which we refer to as fiscal 2013	“FOR”

When you return your proxy properly signed, your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying choices, your shares will be voted in accordance with the recommendations of our Board set forth above with respect to Proposals 1- 3 and in the discretion of the persons named as proxies in the manner they believe to be in Casella Waste System, Inc.’s best interests as to other matters that may properly come before the Annual Meeting.

Voting Procedures

You may vote either in person at the Annual Meeting or by proxy. To vote by proxy, you must:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•

Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card no later than October 8, 2012, the day before the Annual Meeting, for your proxy to be valid and for your vote to count.

•	If you are not a stockholder of record and you hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you must follow.

Whether or not you expect to be present in person at the Annual Meeting, you are requested to complete, sign, date and return the enclosed form of proxy. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you want to vote in person at the Annual Meeting and you own your shares through a custodian, broker or other agent, you must obtain a proxy from that party in its capacity as owner of record for your shares and bring the proxy to the Annual Meeting.

Shares represented by proxies on the enclosed proxy card will be counted in the vote at the Annual Meeting if we receive your proxy card by October 8, 2012.

Your properly executed proxy card will appoint John W. Casella, our Chief Executive Officer, and David L. Schmitt, our Senior Vice President and General Counsel, as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Your proxy permits you to direct the proxy holders to:

•	vote “FOR” or withhold your vote from all or any of the nominees for director;

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the non-binding resolution to approve the compensation of our named executive officers; and

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the appointment of McGladrey LLP as our independent registered public accounting firm for fiscal 2013.

All shares entitled to vote and represented by properly executed proxies received by us prior to the Annual Meeting and not revoked will be voted in accordance with the instructions indicated on the proxy card. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly executed proxy will be voted “FOR” the election of all of the nominees for director (Proposal 1), “FOR” approval of the compensation of our named executive officers (Proposal 2) and “FOR” the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 3). In addition, the shares represented by your properly executed proxy may be voted by the proxy holders on any other matters that are properly presented at the Annual Meeting for consideration, including a motion to adjourn the Annual Meeting to another time or place for the purpose of soliciting additional proxies, unless you withhold authorization therefor.

Revocation of Proxies

You may revoke your proxy at any time before it is used to cast a vote. To revoke a proxy, you must:

•	file with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	duly execute a later dated proxy relating to the same shares and deliver it to our Corporate Secretary before the taking of the vote; or

•

attend the Annual Meeting, revoke your proxy and vote in person. Attendance at the Annual Meeting, if you do not vote, is not sufficient to revoke your proxy. Shares represented by valid proxies, timely received and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting. If your shares are held through a custodian, broker or other agent, you will need to obtain a proxy card from the holder of record in order to vote your shares at the Annual Meeting.

Any written notice of revocation or subsequent proxy should be sent to the following address: Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, Attention: Corporate Secretary.

Stockholders Entitled to Vote

Our Board has fixed August 20, 2012 as the record date for the Annual Meeting. You are entitled to vote (in person or by proxy) at the Annual Meeting if you were a stockholder of record at the close of business on the record date. On August 20, 2012, there were 26,367,454 shares of Class A common stock and 988,200 shares of Class B common stock outstanding. Each share of Class A common stock entitles the record holder to one vote on each matter properly submitted for consideration at the Annual Meeting. Each share of Class B common stock entitles the record holder to ten votes on each matter properly submitted for consideration at the Annual Meeting.

Quorum

The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Annual Meeting by the holders of Class A common stock and Class B common stock, voting together as a class, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the proposals presented for stockholder approval and “broker non-votes” described below, will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Votes Required

Election of Directors.  Emily Nagle Green is the Class II director nominee and John W. Casella, John F. Chapple III and James P. McManus are the three Class III director nominees. Ms. Green was recently elected by our Board to fill a vacancy among the Class II directors, and pursuant to the bylaws of Casella Waste Systems, Inc., she is required to be nominated for reelection by the stockholders at the Annual Meeting. The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of shares of Class A common stock and Class B common stock, voting together as a class, in person or by proxy, at the Annual Meeting is required to elect Ms. Green and Messrs. Casella, Chapple and McManus. If elected, Ms. Green, the Class II director nominee, will serve for a two-year term (when the current term of the Class II directors will end) or until her successor has been duly elected and qualified, and each of Messrs. Casella, Chapple and McManus, the Class III director nominees, will serve for a three-year term or until his respective successor has been duly elected and qualified. Shares represented by proxies received by the Board and not marked to withhold authority to vote for a nominee will be voted “FOR” the election of the nominee. If a stockholder properly withholds authority to vote for the nominee or abstains from voting, such stockholder’s shares will not be counted toward the nominee’s achievement of a plurality. Broker non-votes, if any, will not be counted toward a nominee’s achievement of a plurality.

Other Matters.  The affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of votes cast on a matter is required for approval of the advisory “say-on-pay” vote on executive compensation (Proposal 2) and approval of the ratification of the appointment of the independent registered public accounting firm for fiscal 2013 (Proposal 3). Abstentions and broker non-votes will not be counted as votes in favor of, or with respect to, these proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of these proposals.

If you hold shares of Class A common Stock or Class B common stock through a broker, bank or other representative, your broker may under certain circumstances vote your shares if you do not return your proxy. Under applicable rules, brokers have discretion to vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. The ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 3) is considered a discretionary matter for this meeting and your broker will be able to vote on that matter even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) and the “say-on-pay” advisory vote (Proposal 2) are “non-discretionary” matters. If you do not instruct your broker how to vote with respect to those proposals, your broker may not vote your shares on those matters and those votes will be treated as “broker non-votes.”

BENEFICIAL OWNERSHIP OF VOTING STOCK

The following table sets forth information as of July 31, 2012 regarding the beneficial ownership of our voting stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of any class of our voting stock, (b) all of our directors and director nominees, (c) our principal executive officer, our principal financial officer and our other executive officers who served during fiscal 2012, whom, collectively, we refer to as our named executive officers, and (d) our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Shares of Class A common stock that an individual has a right to acquire within 60 days after July 31, 2012, including pursuant to options to purchase Class A common stock, Class B common stock convertible into Class A common stock and restricted stock awards subject to vesting, are deemed outstanding for purposes of computing the percentage of beneficial ownership owned by the person or entity holding such security, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Except as otherwise indicated by footnote, we believe that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. Unless otherwise indicated, the address of each beneficial owner listed in the table is care of Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

The “Total Ownership of Equity Securities” column reflects each listed individual’s or entity’s percent beneficial ownership with respect to all of our voting securities as of July 31, 2012. This column assumes the conversion of shares of Class B common stock into shares of Class A common stock. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock that they beneficially own. Each share of Class B common stock is convertible at the discretion of the holder thereof into one share of Class A common stock. As of July 31, 2012, a total of 26,367,454 shares of Class A common stock were outstanding and a total of 988,200 shares of Class B common stock were outstanding.

	Class A Common Stock		Class B Common Stock		Total Ownership of Equity Securities (%)
Name of Beneficial Owner	# of Shares	% of Class	# of Shares	% of Class

5% Stockholders

Buckhead Capital Management, LLC (1) 3330 Cumberland Blvd., Suite 650 Atlanta, GA 30339	1,821,132	6.9%	—	—	6.7%

Bridger Management LLC (2) 90 Park Avenue, 40th Floor New York, NY 10016	1,793,507	6.8%	—	—	6.6%

Entities Affiliated with BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	1,628,821	6.2%	—	—	6.0%

Entities Affiliated with 12 West Capital Management LP (4) 90 Park Avenue, 41st Floor New York, NY 10016	1,522,090	5.8%	—	—	5.6%

Franklin Resources, Inc. (5) One Franklin Parkway San Mateo, CA 94403	1,452,373	5.5%	—	—	5.3%

Executive Officers and Directors

John W. Casella (6)	1,084,729	4.0%	494,100	50.0%	3.9%

Paul A. Larkin (7)	139,698	*	—	—	*

Edwin D. Johnson (8)	239,860	*	—	—	*

David L. Schmitt (9)	43,406	*	—	—	*

Michael K. Burke (10)	53,772	*	—	—	*

James F. Callahan, Jr. (11)	149,230	*	—	—	*

Douglas R. Casella (12)	1,303,508	4.8%	494,100	50.0%	4.7%

John F. Chapple III (13)	87,730	*	—	—	*

Joseph Doody (14)	71,730	*	—	—	*

James P. McManus (15)	64,230	*	—	—	*

Gregory B. Peters (16)	106,414	*	—	—	*

Emily Nagle Green	9,560	*	—	—	*

Executive officers and directors as a group (12 people) (17)	3,353,867	12.0%	988,200	100.0%	12.0%

*	Represents less than 1% of the outstanding shares of the respective class of our voting stock and/or less than 1% of total ownership of equity securities.

(1)	As reported in a Schedule 13F filed with the SEC on August 7, 2012 by Buckhead Capital Management, LLC.

(2)	As reported in a Schedule 13F filed with the SEC on August 14, 2012 by Bridger Management LLC.

(3)	Consists of 981,658 shares of Class A common stock held by BlackRock Institutional Trust Company, N.A., 576,060 shares of Class A common stock held by BlackRock Fund Advisors, 57,831 shares of Class A common stock held by BlackRock Investment Management, LLC, and 13,272 shares of Class A common stock held by BlackRock Advisors, LLC, as reported in Schedules 13F filed with the SEC by these entities on August 13, 2012.

(4)	Consists of 1,044,105 shares of Class A common stock held by 12 West Onshore Fund and 477,985 shares of Class A common stock held by 12 West Offshore Fund, as reported in a Schedule 13G filed with the SEC on March 9, 2012 by these entities.

(5)	As reported in a Schedule 13F filed with the SEC on August 13, 2012 by Franklin Resources, Inc. (“FRI”). The securities reported herein (the “Securities”) are beneficially owned by one or more open or closed end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (collectively, the “Investment Management Subsidiaries”) of FRI. Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted, and therefore, the Investment Management Subsidiaries may be deemed to be the beneficial owners of the Securities. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the Securities.

(6)	Includes (a) 134,000 shares of Class A common stock issuable to Mr. Casella pursuant to options exercisable within 60 days of July 31, 2012, (b) 91,246 shares of Class A common stock held in trust for the benefit of Mr. Casella’s children, (c) 694 shares of Class A common stock held by Mr. Casella’s wife and (d) 494,100 shares of Class A common stock issuable at any time at the discretion of the holder upon the conversion of Class B common stock on a one-for-one basis.

(7)	Includes 50,000 shares of Class A common stock issuable to Mr. Larkin pursuant to options exercisable within 60 days of July 31, 2012.

(8)	Includes 166,666 shares of Class A common stock issuable to Mr. Johnson pursuant to options exercisable within 60 days of July 31, 2012.

(9)	Includes 15,000 shares of Class A common stock issuable to Mr. Schmitt pursuant to options exercisable within 60 days of July 31, 2012.

(10)	Includes 7,500 shares of Class A common stock issuable to Mr. Burke pursuant to options exercisable within 60 days of July 31, 2012.

(11)	Includes (a) 35,000 shares of Class A common stock issuable to Mr. Callahan pursuant to options exercisable within 60 days of July 31, 2012 and (b) 7,500 shares of Class A common stock held by the James F. Callahan, Jr. 1998 Trust, of which Mr. Callahan and his wife are trustees.

(12)	Includes (a) 134,000 shares of Class A common stock issuable to Mr. Casella pursuant to options exercisable within 60 days of July 31, 2012, (b) 25,682 shares of Class A common stock held in trust for the benefit of Mr. Casella’s children and (c) 494,100 shares of Class A common stock issuable at any time at the discretion of the holder upon the conversion of Class B common stock on a one-for-one basis.

(13)	Includes 45,000 shares of Class A common stock issuable to Mr. Chapple pursuant to options exercisable within 60 days of July 31, 2012.

(14)	Includes 30,000 shares of Class A common stock issuable to Mr. Doody pursuant to options exercisable within 60 days of July 31, 2012.

(15)	Includes 22,500 shares of Class A common stock issuable to Mr. McManus pursuant to options exercisable within 60 days of July 31, 2012.

(16)	Includes 45,000 shares of Class A common stock issuable to Mr. Peters pursuant to options exercisable within 60 days of July 31, 2012.

(17)	Includes (a) 684,666 shares of Class A common stock issuable pursuant to options exercisable within 60 days of July 31, 2012 and (b) 988,200 shares of Class A common stock issuable at any time at the discretion of the holders thereof upon the conversion of Class B common stock on a one-for-one basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of reports filed pursuant to Section 16(a) and representations made by persons required to file such reports, we believe that during fiscal 2012, our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), with the exception of late Forms 4 reporting the grant of restricted stock units filed with the SEC on June 28, 2011 on behalf of John Casella and on July 8, 2011 on behalf of Douglas Casella and Paul Larkin.

PROPOSAL 1—ELECTION OF DIRECTORS

We have three classes of directors, currently consisting of three Class I director seats, three Class II director seats and three Class III director seats. At each Annual Meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that stockholders elect only one class annually. In addition, pursuant to our by-laws, the term of any director elected by our Board between annual meetings to fill a vacancy expires at the next annual meeting. In July 2012, our Board elected Emily Nagle Green to fill a vacancy among the Class II directors and, accordingly, her term will expire at the Annual Meeting. Upon the recommendation of the Nominations and Governance Committee, our Board has nominated Ms. Green for re-election as a Class II director and has nominated John W. Casella, John F. Chapple III and James P. McManus for re-election as Class III directors. Ms. Green is proposed for re-election at the Annual Meeting to serve as a member of the Board until the 2014 Annual Meeting of Stockholders (when the current term of the Class II directors will end) or until her successor is elected and qualified, and the three Class III director nominees are proposed for re-election at the Annual Meeting to serve as members of the Board until the 2015 Annual Meeting of Stockholders, or until their respective successor is elected and qualified.

The persons named in the enclosed proxy will vote at the Annual Meeting to elect Ms. Green as a Class II director and to elect Messrs. Casella, Chapple and McManus as Class III directors unless the proxy is marked otherwise. Each of the nominees has indicated her or his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

The Board believes that the election of Ms. Green as a Class II director and the election of Messrs. Casella, Chapple and McManus as Class III directors are in the best interests of our stockholders and therefore, recommends that our stockholders vote “FOR” the election of each of the nominees.

Set forth below for each director, including the director nominees, is information as of July 31, 2012 with respect to (a) her or his name and age, (b) her or his position and offices at Casella Waste Systems, Inc., if any, (c) her or his principal occupation and business experience during at least the past five years, (d) her or his directorships, if any, of other publicly-held companies, held currently or during the past five years, and (e) the year she or he became a member of our Board. We have also included information below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that she or he should serve as a director of Casella Waste Systems, Inc.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years and Other Experience, Qualifications, Attributes and Skills
Class II Director Nominee to be elected at the Annual Meeting (term expiring in 2014)

Emily Nagle Green	54	Ms. Green has served as a member of our Board since July 2012. Since January 2012, Ms. Green has served as President and Chief Executive Officer of Smart Lunches LLC, an online delivery service providing fresh meals to children. From November 2005 to June 2011, Ms. Green served as Chief Executive Officer and a member of the Board of Directors of Yankee Group, a technology research firm, and from June 2011 to January 2012, Ms. Green served as Chairman of the Board of Directors of Yankee Group. Prior to joining Yankee Group, Ms. Green served as President and Chief Executive Officer of

		Cambridge Energy Research, an energy research and consulting firm, from 2003 to 2004. From 1995 to 2003, Ms. Green served in several leadership positions with Forrester Research, a provider of information technology and consulting services. Ms. Green holds a B.S.LL. from Georgetown University and an M.S. in Engineering and Computer Graphics from the University of Pennsylvania. Ms. Green brings to our Board substantial executive senior management experience as well as over 25 years of experience in identifying and leveraging technology trends.
Class III Director Nominees to be elected at the Annual Meeting (terms expiring in 2015)

John W. Casella Chairman	61	Mr. Casella has served as Chairman of our Board since July 2001 and as our Chief Executive Officer since 1993. Mr. Casella served as our President from 1993 to July 2001 and as Chairman of our Board from 1993 to December 1999. In addition, Mr. Casella has served as Chairman of the Board of Directors of Casella Waste Management, Inc. since 1977. Mr. Casella is also an executive officer and director of Casella Construction, Inc., a company owned by Mr. Casella and Douglas R. Casella. Mr. Casella has been a member of numerous industry-related state and local boards and commissions including the Board of Directors of the Associated Industries of Vermont, The Association of Vermont Recyclers, the Vermont State Chamber of Commerce and the Rutland Industrial Development Corporation. Mr. Casella has also served on various state task forces, serving in an advisory capacity to the Governors of Vermont, New Hampshire and New York on solid waste issues. Mr. Casella holds an A.S. in Business Management from Bryant & Stratton University and a B.S. in Business Education from Castleton State College. Mr. Casella is the brother of Douglas R. Casella, a member of our Board. Mr. Casella’s insight and expertise in the waste management industry, coupled with his extensive business and leadership experience, make him an invaluable asset to our Board.

John F. Chapple III Compensation Committee	71	Mr. Chapple has served as a member of our Board since 1994. Mr. Chapple served as President and owner of Catamount Waste Services, Inc., a central Vermont hauling and landfill operation, which we purchased in May 1994, from August 1989 to July 1994. Mr. Chapple has been retired since 1995. In addition to his substantial industry expertise, leadership experience and long tenure on our Board, Mr. Chapple brings extensive landfill operating and industry knowledge to our Board.

James P. McManus Compensation Committee (Chair) Stock Plan Subcommittee	49	Mr. McManus has served as a member of our Board since August 2005. Since July 2007, Mr. McManus has served as President and Chief Executive Officer of The Hinckley Company, a yacht manufacturer. From 2003 through June 2007, Mr. McManus served as Chairman and Chief Executive Officer of Zoots Corporation, an operator of dry cleaning stores. From 1994 until 2003 Mr. McManus held several management positions with Aramark Corporation, a food services and facility

		management company, including as President of its Business Services Group. Mr. McManus holds a B.A. from Yale University and an M.B.A. from Harvard Business School. Mr. McManus’s extensive experience as a senior executive and director of publicly-traded and private corporations provides important management, operational and financial qualifications to serve as a member of our Board.
Class I Directors (terms expiring in 2013)

James F. Callahan, Jr. Audit Committee (Chair) Nominations and Governance Committee	68	Mr. Callahan has served as a member of our Board since March 2003. Mr. Callahan served as an audit and business advisory partner of Arthur Andersen LLP, an independent public accounting firm, from 1975 to March 2000. Mr. Callahan has been retired since March 2000. Mr. Callahan has served as a member of various community service-related boards and currently serves on the Board of Trustees of the Massachusetts Department of Developmental Services’ Hogan Regional Center and is Trustee Emeritus of Bates College. Mr. Callahan holds a B.A. from Bates College and an M.B.A. from the Rutgers University School of Management. Mr. Callahan’s 25 years of experience at Arthur Andersen, the depth and breadth of his financial expertise and his experience handling complex financial issues position him well to serve as chair and financial expert of the Audit Committee of our Board.

Douglas R. Casella	56	Mr. Casella has served as Vice Chairman of our Board since 1993. Mr. Casella founded Casella Waste Management, Inc. in 1975 and has served as its President since then. Casella Waste Management, Inc. is our wholly owned subsidiary. Since 1989, Mr. Casella has served as President of Casella Construction, Inc., a company owned by Mr. Casella and John W. Casella, which specializes in general contracting, soil excavation and related heavy equipment work and which performs landfill-construction related services for us. Mr. Casella is the brother of John W. Casella. Mr. Casella’s extensive experience with operational and asset management matters in the waste management industry brings an important perspective to our Board.

Michael K. Burke Audit Committee	54	Mr. Burke has served as a member of our Board since February 2008. Since January 2012, Mr. Burke has served as Senior Vice President and Chief Financial Officer of Landauer, Inc., a publicly traded global provider of devices, consumable medical products and technical/analytical services to determine occupational and environmental radiation exposure. Landauer is a leading domestic provider of outsourced medical physics services and high quality medical accessories and consumable products used in radiology, radiation therapy, and image guided surgery procedures. Mr. Burke served as Senior Vice President and Chief Financial Officer of Albany International Corp., a publicly-traded global advanced textiles and materials processing company, from July 2009 to September 2010. Mr. Burke served as the Executive Vice President and Chief Financial Officer of Intermagnetics

		General Corporation, a publicly traded medical device company, from December 2001 until its sale to Royal Philips Electronics in November 2006. Before joining Intermagnetics, Mr. Burke served as Executive Vice President and Chief Financial Officer of HbT, Inc., a manufacturer of hydrogen generators and processors. Prior to joining HbT in May 2000, Mr. Burke served as a Managing Director within the U.S. Investment Banking Department of CIBC Oppenheimer Corp. Mr. Burke currently serves on the Board of Directors of the Albany Medical Center. Mr. Burke holds a B.A. in Economics from Lake Forest College and a Graduate Certificate in Mergers and Acquisitions from The Wharton School. Mr. Burke’s leadership and financial experience, particularly as a chief financial officer of a publicly-traded company, and broad functional skill set give him an appreciation for the business practices and financial strategies that are critical to the success of a growing company such as ours.
Class II Directors (terms expiring in 2014)

Gregory B. Peters Lead Director Audit Committee Nominations and Governance Committee (Chair) Compensation Committee Stock Plan Subcommittee	66	Mr. Peters has served as a member of our Board since 1993. Mr. Peters has served as managing general partner of Lake Champlain Capital Management, LLC, a venture capital firm, since April 2001. From April 1988 to March 2001, Mr. Peters served as managing general partner of Vermont Venture Capital Partners, L.P., a venture capital company. Mr. Peters also previously served as general partner of North Atlantic Capital Partners, L.P., a venture capital company. Mr. Peters holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. As a professional investor with significant experience in areas of corporate governance, Mr. Peters has focused on building relationships between management and the Board and is well-versed in the current best practices of corporate governance, making him well-suited to serve as the Lead Director of our Board and Chair of the Nominations and Governance Committee of our Board.

Joseph G. Doody Compensation Committee	59	Mr. Doody has served as a member of our Board since 2004. Mr. Doody has served as President, North American Delivery of Staples, Inc., an office products company, since 1998. From 1974 to 1998, Mr. Doody held several managerial positions with the Eastman Kodak Company, an imaging technology company, including General Manager and Vice President, North America, Office Imaging. Mr. Doody has served on the board of directors of Paychex, Inc., a leading provider of payroll, human resource, and benefits outsourcing solutions, since October 2010. Mr. Doody holds a B.S. in Economics from State University of New York at Brockport and an M.B.A. from the University of Rochester. Mr. Doody’s significant leadership experience and management of a large operating division enables him to provide our Board with important operational insight and oversight.

See “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Voting Stock” for additional information concerning members of our Board, including those who are nominees for election as directors.

The holders of Class A common stock, voting separately as a class, are entitled to elect one director, who is referred to as the Class A Director. Mr. Peters, a Class II director who serves as our Lead Director and a member of the Compensation Committee, Audit Committee, Nominations and Governance Committee and Stock Plan Subcommittee, serves as the Class A Director.

The employment agreement by and between us and Mr. John Casella provides that Mr. Casella shall be elected as a member of our Board. We have agreed to use our best efforts to ensure that Mr. Casella is elected as a director.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

We have long believed that good corporate governance is important to ensure that Casella Waste Systems, Inc. is managed for the long-term benefit of our stockholders. This section describes key corporate governance policies and practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our directors, officers and employees, as well as charters for the Audit Committee, Compensation Committee and Nominations and Governance Committee, and corporate governance guidelines. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on the Investor Relations section of our website, www.casella.com. Alternatively, you can request a copy of any of these documents by writing to Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, Attn: Corporate Secretary.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Casella Waste Systems, Inc. and its stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide, among other matters, that:

•	the Board’s principal responsibility is to oversee the management of Casella Waste Systems, Inc.;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors are expected to participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Stock Ownership Guidelines

Our Board believes that each non-employee director should acquire and hold shares of our stock in an amount that is meaningful and appropriate to such director. Accordingly, our Board has adopted stock ownership guidelines that require each non-employee director to attain a share ownership level of our Class A common stock equal to four times the annual cash retainer paid to non-employee directors for service on our Board, which does not include fees paid to non-employee directors based on meeting attendance or service as a committee chairman or Lead Director. Each non-employee director is required to attain such ownership levels by the third Annual Meeting following the first Annual Meeting at which such non-employee director is elected to the Board.

Board Determination of Independence

Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Messrs. Burke, Callahan, Chapple, Doody, McManus and Peters and Ms. Green has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Board of Directors Meetings and Attendance

Our Board met six times during fiscal 2012, either in person or by teleconference. During fiscal 2012, each director attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

Messrs. John Casella, Douglas Casella, Burke, Peters and Callahan attended the 2011 Annual Meeting of stockholders. We encourage, but have no policy with respect to, attendance of directors at the Annual Meeting.

Board Leadership Structure

We believe that Mr. John Casella, our Chief Executive Officer, is best situated to serve as Chairman of our Board because he is the director most familiar with our business and industry and is therefore best positioned, together with the Lead Director, to establish the Board’s agenda and fulfill the other responsibilities of the Chairman of the Board. As our founder and our Chief Executive Officer since 1993, Mr. John Casella has been an integral part of the leadership of our Board, and his strategic vision has helped to guide our growth and performance.

In 2003, our Board established the position of Lead Director. Mr. Peters was elected Lead Director by the independent members of our Board in 2003 and he has served in that role ever since. The responsibilities of the Lead Director are included in our Corporate Governance Guidelines, which are posted on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. The Lead Director chairs meetings of our independent directors, meets with any directors who are not adequately performing his or her duties as a member of our Board or any committee and facilitates communications between the Chairman of our Board and other directors. The Lead Director also works with the Chairman of our Board in preparing agendas for each meeting of our Board and consults with the Chairman of our Board on matters relating to corporate governance and board performance.

Our Board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development and independent leadership and management oversight in the Board process.

Board Committees

Our Board has established three standing committees—Audit, Compensation and Nominations and Governance—each of which operates under a charter that has been approved by the Board. In addition, the Compensation Committee has designated two of its members to serve on the Stock Plan Subcommittee.

Our Board has determined that all of the members of each of the Board’s three standing committees and its one subcommittee are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership.

Audit Committee

The Audit Committee’s responsibilities include:

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	overseeing our compliance with legal and regulatory requirements;

•	taking appropriate actions, or recommending that our Board take appropriate action, to oversee the qualifications and independence of our independent registered public accounting firm;

•	monitoring the performance of our internal audit function and independent registered public accounting firm;

•	overseeing our risk management policies;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 35 of this proxy statement.

The Audit Committee currently consists of Messrs. Callahan (Chair), Burke and Peters. Our Board has determined that Mr. Callahan is an “Audit Committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met six times during fiscal 2012. See “Report of the Audit Committee of the Board of Directors.”

Compensation Committee and Stock Plan Subcommittee

The Compensation Committee’s responsibilities include:

•	administering any bonus, incentive compensation and stock incentive plans;

•	reviewing and approving the salaries and certain other compensation and benefits of our executive officers;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” which is included beginning on page 20 of this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 24 of this proxy statement.

The Stock Plan Subcommittee of the Compensation Committee grants restricted stock units and other awards under our stock incentive plans to executive officers.

The members of the Compensation Committee are Messrs. McManus (Chair), Doody, Chapple and Peters. The members of the Stock Plan Subcommittee are Messrs. McManus and Peters. The Compensation Committee met five times during fiscal 2012, either in person or by teleconference.

Nominations and Governance Committee

The Nominations and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board persons to be nominated for election as directors;

•	developing, reviewing and recommending to our Board applicable corporate governance guidelines; and

•	overseeing an annual evaluation of our Board.

The members of the Nominations and Governance Committee are Messrs. Peters (Chair) and Callahan. The Nominations and Governance Committee met five times during fiscal 2012.

Risk Oversight

Our Board administers its risk oversight function directly and through its Audit Committee and enterprise risk management program, and receives regular reports from members of senior management on areas of material risk to Casella Waste Systems, Inc., including operational, financial, legal and regulatory, strategic and reputational risks. As part of its charter, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on Casella Waste Systems, Inc. and the steps we take to manage them. In addition, the Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning. The Nominations and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and corporate governance.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Lead Director, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Lead Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board should address such communications to: Board of Directors, c/o Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or Compensation Committee. None of the members of the Compensation Committee is a current or former officer or employee of Casella Waste Systems, Inc.

Director Nominations Process

The Nominations and Governance Committee acts under a written charter that we have posted on our website, www.casella.com. The process followed by the Nominations and Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

Criteria and Diversity

Although our Board does not have a formal diversity policy, in considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominations and Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. The Nominations and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities to our stockholders.

The director biographies appearing above indicate each nominee’s experience, qualifications, attributes and skills that led our Board to conclude that he or she should continue to serve as a member of our Board. Our Board believes that each of the nominees has substantial achievement in his or her professional pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of Casella Waste Systems, Inc. and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Nominations and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Nominations and Governance Committee, c/o Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701. The Nominations and Governance Committee has no obligation to consider individuals recommended by stockholders for nomination by the Committee as potential director candidates. However, assuming that appropriate biographical and background material has been provided on a timely basis, we expect that individuals recommended by stockholders would be so considered and evaluated by the Nominations and Governance Committee by following substantially the same process, and applying substantially the same criteria, as it follows for candidates identified by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominations and Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for the 2013 Annual Meeting.”

At the Annual Meeting, stockholders will be asked to consider the re-election of Messrs. John Casella, Chapple and McManus and Ms. Green, each of whom were proposed to our Board by the Nominations and Governance Committee, and nominated for re-election by our Board.

Risk Considerations in Executive Compensation

Our Compensation Committee has discussed the concept of risk as it relates to our executive compensation program and our compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation to motivate our executives to produce superior short- and long-term results that are in the best interests of Casella Waste Systems, Inc. and its stockholders in order to attain our ultimate objective of increasing stockholder value. We believe that any risks that may arise from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Casella Waste Systems, Inc.

Compensation of Directors

The form and amount of director compensation is determined by our Board in accordance with the policies and principles set forth below. The Compensation Committee conducts an annual review of the compensation of our directors. The Compensation Committee understands that questions as to directors’ independence may be raised if director compensation and perquisites exceed customary levels, if we make substantial charitable contributions to organizations with which a director is affiliated or if we enter into consulting contracts or business arrangements with (or provide other indirect forms of compensation to) a director or an organization with which the director is affiliated.

Forms of Director Compensation

Our Board believes that directors should be incentivized to focus on long-term stockholder value. Including equity as part of director compensation helps align the interest of directors with those of our stockholders.

We seek to attract exceptional talent to our Board. Therefore, our policy is to compensate directors at least competitively relative to comparable companies. Our Board believes that it is appropriate for the chairmen and members of the committees to receive additional compensation for their services in those positions.

Cash Compensation—We reimburse non-employee directors for expenses incurred in attending Board and committee meetings. In addition, non-employee directors currently receive $6,250 for each fiscal quarter that the non-employee director serves on the Board, an additional $1,500 for each meeting of the Board that the non-employee director attends in person, an additional $1,000 for each meeting of the Board that the non-employee director attends by telephone, an additional $1,000 for each meeting of a committee or subcommittee of the Board that the non-employee director attends in person and an additional $500 for each meeting of a committee or subcommittee of the Board that the non-employee director attends by telephone. The non-employee director serving as chairman of the Audit Committee received an additional $15,000 for his service in fiscal 2012. Each non-employee director serving as a chairman of other committees of the Board receives an additional $5,000 per fiscal year. In addition to the compensation described above, Mr. Peters receives an additional $18,750 for each fiscal quarter that he serves as our Lead Director.

Equity Based Compensation—Each new non-employee director receives shares of restricted Class A common stock on the date of such director’s initial election to our Board having a value on the date of grant of $50,000, vesting in three equal annual installments over the three year period following the date of grant. Each incumbent non-employee director, other than non-employee directors who were initially elected to our Board at an Annual Meeting or at any time after the prior year’s Annual Meeting, receives an additional grant of shares of restricted Class A common stock having a value on the date of grant of $50,000, vesting in three equal annual installments over the three year period following the date of grant, at the time of each Annual Meeting of stockholders. Our Board has adopted certain stock ownership guidelines for its non-employee directors as described above.

We have also entered into or engaged in certain transactions with our directors or affiliates of our directors. See “Certain Relationships and Related Party Transactions.”

The following table provides compensation information for fiscal 2012 for each non-employee director who served on our Board at any time during fiscal 2012. Messrs. John Casella and Douglas Casella are officers of Casella Waste Systems, Inc. and do not receive any compensation for serving as directors or for attending meetings of our Board or its committees. Ms. Green began serving as a member of our Board in July 2012 and is compensated pursuant to our compensation policy for non-employees set forth above.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total

Michael K. Burke	$43,250	$49,998	$93,248

John F. Chapple III	$42,750	$49,998	$92,748

James F. Callahan, Jr.	$64,000	$49,998	$113,998

Joseph G. Doody	$43,750	$49,998	$93,748

James P. McManus	$50,000	$49,998	$99,998

Gregory B. Peters	$124,000	$49,998	$173,998

(1)	Amounts shown in this column reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 of awards, granted in fiscal 2012 under our 2006 Stock Incentive Plan for service on our Board. Restricted stock awards were granted at the fair market value as of the date of the grant, based upon the last reported sale price of the Class A common stock on the NASDAQ Stock Market. The restricted stock awards vest in equal annual installments over the three-year period following the date of grant, beginning on the first anniversary of the date of grant. The individual restricted stock awards reflected in the compensation table above are summarized below.

Name	Grant Date	Number of Shares of Restricted Stock Granted in Fiscal 2012	Grant Date Fair Value of Awards in Fiscal 2012

Michael K. Burke	10/11/11	8,576	$49,998

John F. Chapple III	10/11/11	8,576	$49,998

James F. Callahan, Jr.	10/11/11	8,576	$49,998

Joseph G. Doody	10/11/11	8,576	$49,998

James P. McManus	10/11/11	8,576	$49,998

Gregory B. Peters	10/11/11	8,576	$49,998

(2)	As of April 30, 2012, our non-employee directors held the following aggregate number of shares under outstanding equity awards:

Name	Aggregate Stock Awards	Aggregate Number of Shares Underlying Option Awards

Michael K. Burke	36,272	7,500

John F. Chapple III	41,730	45,000

James F. Callahan, Jr.	41,730	35,000

Joseph G. Doody	41,730	30,000

James P. McManus	41,730	22,500

Gregory B. Peters	41,730	45,000

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executives and is intended to place in perspective the data presented in the tables and narrative that follow.

Role of Our Compensation Committee

The Compensation Committee, including its Stock Plan Subcommittee, is responsible for overseeing the compensation of our executive officers. In this capacity, the Compensation Committee administers our bonus, incentive compensation and stock incentive plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with management regarding our benefit plans and compensation policies and practices.

Compensation Committee Consultant

To assist the Compensation Committee in discharging its responsibilities, in fiscal 2012, the Committee engaged Towers Watson, an independent global consulting firm. Towers Watson provides the Compensation Committee with relevant market data and alternatives to consider when making executive compensation decisions. The Compensation Committee also considers compensation information from other sources, including publicly available industry compensation information and general economic trends in the areas in which our executive officers work and live. Towers Watson reports directly to the Compensation Committee and does not provide any other services to us. In fiscal 2012, Towers Watson did not attend any meetings of the Compensation Committee.

Objectives and Philosophy of Our Executive Compensation Program

The Compensation Committee, including its Stock Plan Subcommittee, seeks to achieve three broad objectives in connection with our executive compensation program. First, the Compensation Committee seeks to reward executives for the achievement of business objectives. Second, the executive compensation program is intended to provide executives with equity incentives so as to link a portion of the executive’s compensation with the future performance of our Class A common stock, thereby aligning the interests of our executives with those of our stockholders. Finally, the Compensation Committee structures its executive compensation program so as to enable us to attract and retain qualified and talented executives.

We have entered into employment agreements with each of our executive officers. These employment agreements establish annual base salary and annual bonus amounts that the Compensation Committee may increase. In general, the Compensation Committee has tied potential bonus compensation to performance factors, including the executive officer’s efforts and contributions towards obtaining corporate objectives and Casella Waste Systems Inc.’s performance.

In making compensation decisions, the Compensation Committee considers a number of factors, including the compensation packages paid by a peer group of publicly traded companies in the waste management industry selected by the Committee. This peer group, which is periodically reviewed and updated by the Compensation Committee after consultation with an independent compensation consultant (Towers Watson served in this capacity in fiscal 2012), consists of companies we believe are generally comparable to us. The companies included in our peer group for fiscal 2012 were Waste Services, Inc. and WCA Waste Corp. The Compensation Committee looks to this information in order to obtain a general understanding of current compensation practices in the industry but does not formally use that information to benchmark its executive compensation. The Compensation Committee also relies on various other factors, including existing compensation paid to executives, experience level of the individual, market factors, general economic conditions, corporate performance and cost of living in the areas where our executives live.

Say-on-Pay Feedback from Stockholders

At our 2011 Annual Meeting of Stockholders, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of over 95% of the total votes cast. In addition, at our 2011 Annual Meeting of Stockholders, a majority of our stockholders supported an annual vote on our executive compensation and, in response, our Board determined to hold an annual vote on the matter. Annually, the Compensation Committee intends to review the results of the advisory vote and will consider this feedback as it completes its annual review of each pay element and the total compensation packages for our named executive officers with respect to the next fiscal year.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive bonuses;

•	stock performance awards; and

•	severance and change-of-control benefits.

We do not have any policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee determines what it believes to be the appropriate level and mix of the various compensation components based on its review of compensation of similarly situated executives in our peer group, the advice of its compensation consultant and our compensation philosophy described previously.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Base salaries are reviewed at least annually by the Compensation Committee. When establishing base salaries for fiscal 2012, the Compensation Committee began by reviewing the total base salary paid to each of our executives during the fiscal year ended April 30, 2011, which we refer to as fiscal 2011, and, for each executive officer, used that amount as a baseline for establishing fiscal 2012 base salary. The Compensation Committee then considered whether to make any increases or decreases to this baseline for fiscal 2012. Based primarily upon our operational and financial performance in fiscal 2011, the Compensation Committee decided not to increase the base salaries of our named executive officers in fiscal 2012. In fiscal 2012, our named executive officers’ annual base salaries were as follows: Mr. Casella: $361,333; Mr. Johnson: $300,000; Mr. Larkin: $280,000; and Mr. Schmitt: $235,000.

Annual Cash Incentive Bonus

The employment agreement of each of our executive officers provides that such executive officer will be eligible to receive a bonus consisting of cash, a stock award or a combination thereof in an amount, if any, to be determined by the Compensation Committee after the conclusion of each fiscal year.

The annual cash incentive bonuses for executive officers are intended to compensate for the achievement of company strategic, operational and financial goals. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage, from zero to 150%, of a specified percentage of the applicable executive’s base salary. For fiscal 2012, the specified percentage of fiscal 2012 annual base salary was 85% for each of Messrs. Douglas Casella, Johnson and Larkin, 100% for Mr. John Casella and 60% for Mr. Schmitt. The fiscal 2012 bonus plan provided for the payment of a cash bonus based on (i) our earnings before interest and tax, adjusted to exclude any accruals for incentive bonus and any one-time non-recurring gains or losses, or Pre-Bonus EBIT; and (ii) price growth from existing customers, or Price Growth. An aggregate of 85% of the bonus was to be paid upon the achievement of the Pre-Bonus EBIT target levels, and 15% was to be paid upon the achievement of Price Growth target levels. A greater or lesser amount was payable in the event the targets were exceeded or not met.

Fiscal 2012 Bonus Plan

For fiscal 2012, the target levels for each metric were as set forth below. The target levels were determined following a review of internal projections. The Compensation Committee worked with our Chief Executive Officer to develop corporate goals that they believed could be reasonably achieved with hard work during the fiscal year, based on economic conditions in effect at the time the targets were adopted.

Target	Target Range

Pre-Bonus EBIT	$46.25 million to $47.175 million

Price Growth	2.0% - 3.0%

In June 2012, the Compensation Committee determined that we had met certain Price Growth targets for fiscal 2012 but that we had not met the targets for Pre-Bonus EBIT, and our named executive officers were paid cash bonuses under the 2012 bonus plan as follows: Mr. Casella: $25,293; Mr. Johnson: $17,850; Mr. Larkin: 16,660; and Mr. Schmitt: $10,198.

Fiscal 2013 Bonus Plan

In June 2012, the Compensation Committee approved a cash bonus plan for fiscal 2013, pursuant to which our executive officers are eligible to receive an annual cash bonus upon our achievement of specified targets with respect to the following corporate goals for fiscal 2013: Pre-Bonus EBIT and achievement of positive pre-tax income, adjusted for one-time finance charges and gains and losses on asset disposal, or Pre-Tax Income. Under the Bonus Plan, each of Messrs. Douglas Casella, Larkin and Johnson is eligible to receive an annual cash bonus of up to 85% of his annual base salary for fiscal 2013, Mr. Schmitt is eligible to receive an annual cash bonus of up to 60% of his annual base salary for fiscal 2013 and Mr. John Casella is eligible to receive an annual cash bonus of up to 100% of his annual base salary for fiscal 2013.

For fiscal 2013, the aggregate percentage of the bonus to be paid upon achievement of the specified targets are as follows:

Target	Aggregate Percentage Payout Upon Achievement of Target

Pre-Bonus EBIT	75%

Pre-Tax Income	25%

The Compensation Committee worked with our Chief Executive Officer to develop corporate goals for fiscal 2013 that they believe can be reasonably achieved with hard work over the next fiscal year, taking into account the current economic environment.

Stock Awards Granted in Fiscal 2012

Our executive officers are also eligible to receive stock awards under our stock incentive plans. Historically, the use of stock options had been a significant element of the compensation packages of our executive officers. The stock options we have granted to our executives vest in equal, annual installments over a three or four year period of the ten-year option term, beginning on the first anniversary of the date of grant. Exercise rights generally cease shortly after termination of employment except in the case of death or disability, although in certain circumstances the exercise period may be extended if the Compensation Committee believes the extension is in our best interests. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. It has been the policy of the Stock Plan Subcommittee to set the exercise price of the stock options at a price that is at least equal to the fair market value of a share of our Class A common stock as of the date of grant.

Beginning in 2009, the Compensation Committee began to issue restricted stock units in the belief that they would generally serve as a more effective equity incentive program than stock options. These restricted stock units, each of which represents the right to receive a share of our Class A common stock, are subject to vesting. For fiscal 2012, restricted stock units were granted subject to vesting conditions based 50% on continued employment and 50% on achievement of target return on net assets. The 50% of restricted stock units, which vest based on continued employment, vest in three equal annual installments beginning on the first anniversary of the date of grant. The 50% of restricted stock units, which vest based on target return on net assets, will vest upon the achievement of a target return for the fiscal year ended April 30, 2014, which we refer to as fiscal 2014, and the executive may receive a lesser or greater amount, up to 150% of the original portion of the grant that is subject to vesting based on the target return, if such target is not met or is exceeded. The restricted stock units will vest in full upon a change of control of the company. The Compensation Committee worked with our Chief Executive Officer to develop the target return on net assets for fiscal 2014 and believes that it is attainable.

For fiscal 2013, the Compensation Committee granted restricted stock units with vesting conditions based 50% on continued employment and 50% based on achievement of a target return on net assets. The 50% of restricted stock units, which vest based on continued employment, vest in three equal annual installments beginning on the first anniversary of the date of grant. The 50% of restricted stock units, which vest based on target return on net assets, will vest upon the achievement of a target return for the fiscal year ended April 30, 2015, which we refer to as fiscal 2015, and the executive may receive a lesser or greater amount, up to 200% of the original portion of the grant that is subject to vesting based on the target return, if such target is not met or is exceeded. The restricted stock units will vest in full upon a change of control of the company. The Compensation Committee worked with our Chief Executive Officer to develop the target return on net assets and believes that the target return on net assets for fiscal 2015 is attainable.

We do not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information. We typically make equity awards to our officers and employees when the person is first hired and thereafter once annually at a regularly scheduled Compensation Committee meeting at the commencement of the respective fiscal year.

Benefits and Other Compensation

We maintain broad based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with our executive officers, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of Casella Waste Systems, Inc. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change of Control” below.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to a company’s chief executive officer and its three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our most highly paid executive officers. Certain compensation, including qualified performance based compensation, may be deducted if certain requirements are met. The Compensation Committee, including its Stock Plan Subcommittee, reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of our employees. The potential compensation arising from the grant of performance based restricted stock units to executive officers in fiscal 2013 is subject to the limitations effected by Section 162(m).

Report of the Compensation Committee

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended April 30, 2012.

By the Compensation Committee of the Board of Directors

James P. McManus, Chair

John F. Chapple III

Joseph G. Doody

Gregory B. Peters

Summary Compensation Table

The following table sets forth the total compensation paid or accrued for fiscal 2012, fiscal 2011 and fiscal 2010 to our named executive officers.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Award Compensation (1)	Stock Award Compensation (2)	All Other Compensation (3)	Total
John W. Casella	2012	$361,333	$25,293	—	$278,669	$37,201	$702,496
Chief Executive Officer (principal executive officer)	2011	$361,333	$270,667	—	$308,472	$28,905	$969,377
	2010	$361,333	$42,583	—	$337,112	$18,096	$759,124

Edwin D. Johnson	2012	$300,000	$17,850	—	$267,234	$11,673	$596,757
Senior Vice President and Chief Financial Officer (principal financial officer)	2011	$246,591	$252,938	$713,819	—	$17,820	$1,231,168

Paul A. Larkin	2012	$280,000	$16,660	—	$267,234	$72,166	$636,060
President and Chief Operating Officer	2011	$280,000	$168,000	—	$295,814	$85,947	$829,761
	2010	$280,000	$28,048	—	$321,891	$73,738	$703,677

David L. Schmitt Senior Vice President and General Counsel	2012	$235,000	$10,198	—	$103,801	$6,726	$355,725

(1)	Amounts shown in this column reflect the aggregate grant date fair value for option awards granted under our 2006 Stock Incentive Plan in accordance with the FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth under Note 13 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

(2)	Amounts shown in this column reflect the aggregate grant date fair value of the restricted stock units and performance stock units awarded in accordance with FASB ASC Topic 718 for stock awards granted under our 2006 Stock Incentive Plan. Stock award compensation is based upon the last reported sales price of our Class A common stock on the NASDAQ Stock Market on the grant date. Stock award compensation for performance based restricted stock units assumes 100% attainment of the underlying performance metrics. The grant date fair values of the fiscal 2012 awards, assuming that the highest attainment level underlying the performance metrics, or 150%, will be achieved are as follows: $348,338 for Mr. Casella, $334,042 for Mr. Johnson, $334,042 for Mr. Larkin and $129,754 for Mr. Schmitt.

(3)	The amounts reported in All Other Compensation reflect, for each named executive officer, the sum of (i) the incremental cost to us of all perquisites and other personal benefits; (ii) the amount we contributed to the 401(k) plan; and (iii) the dollar value of life insurance premiums we paid. The following table sets forth All Other Compensation paid or accrued in fiscal 2012, fiscal 2011 and fiscal 2010 for our named executive officers:

Name	Fiscal Year	Life Insurance Premiums Paid	Dollar Value Contributed to the Executive’s Account under 401(k) Plan	Incremental Cost of All Perquisites and Other Personal Benefits	All Other Compensation
John W. Casella	2012	$8,423	—	$28,778 (a)	$37,201
	2011	$7,069	—	$21,836	$28,905
	2010	$7,450	—	$10,646	$18,096

Edwin D. Johnson	2012	$897	$1,000	$9,776 (b)	$11,673
	2011	—	$1,500	$16,320	$17,820

Paul A. Larkin	2012	—	—	$72,166 (c)	$72,166
	2011	—	—	$85,947	$85,947
	2010	—	—	$73,738	$73,738

David L. Schmitt	2012	—	$1,000	$5,726 (d)	$6,726

(a)	Consists of medical insurance premiums of $17,296 and an automobile allowance and insurance premiums of $11,482 paid directly by us.

(b)	Consists of an automobile allowance and automobile insurance premiums of $9,776 paid directly by us.

(c)	Consists of automobile allowance and insurance premiums of $12,166 and housing expenses of $60,000 paid directly by us. The housing expenses are in connection with Mr. Larkin’s move to the Rutland, Vermont area to join Casella Waste Systems, Inc.

(d)	Consists of automobile allowance and insurance premiums of $5,726 paid directly by us.

Grants of Plan Based Awards in Fiscal 2012

The following table sets forth information regarding grants of equity awards made to our named executive officers during fiscal 2012.

Name	Grant Date	Number of Securities Underlying Performance Stock Units (1)			Number of Securities Underlying Restricted Stock Units	Number of Securities Underlying Options	Exercise or Base Price of Award ($/sh) (2)	Grant Date Fair Value of Awards (3)
		Threshold (#)	Target (#)	Maximum (#)
John W. Casella	6/14/2011	—	—	—	22,992	—	$6.06	$139,331
	6/14/2011	11,497	22,993	34,490	—	—	$6.06	$139,338

Edwin D. Johnson	6/14/2011	—	—	—	22,049	—	$6.06	$133,617
	6/14/2011	11,025	22,049	33,074	—	—	$6.06	$133,617

Paul A. Larkin	6/14/2011	—	—	—	22,049	—	$6.06	$133,617
	6/14/2011	11,025	22,049	33,074	—	—	$6.06	$133,617

David L. Schmitt	6/14/2011	—	—	—	8,564	—	$6.06	$51,898
	6/14/2011	4,283	8,565	12,848	—	—	$6.06	$51,903

(1)	The number of securities underlying performance based restricted stock units assumes 50%, 100% and 150% attainment of the underlying performance metrics for the threshold, target and maximum, respectively.

(2)	The value of a stock option award is based on the fair value as of the grant date of such award determined in accordance with FASB ASC Topic 718, and disregards estimates of forfeitures related to service based vesting conditions. The value of a restricted and performance based stock unit is based on the last reported sales price of our Class A common stock on the NASDAQ Stock Market on the grant date.

(3)	The grant date fair value of performance based restricted stock units assumes 100% attainment of the underlying performance metrics.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table summarizes outstanding unexercised options and stock units that have not vested and related information for each of our named executive officers as of April 30, 2012.

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Unearned Shares, Units or Other Rights that Have Not Vested (#)	Market Value of Unearned Shares or Stock Units that Have Not Vested
John W. Casella	30,000	—	$ 8.65	7/31/2012	—	—
	30,000	—	$ 9.12	6/18/2013	—	—
	30,000	—	$13.28	6/28/2014	—	—
	30,000	—	$12.00	6/30/2015	—	—
	30,000	—	$13.00	7/6/2016	—	—
	14,000	—	$11.01	7/23/2017	—	—
	—	—	—	—	17,864 (2)	$107,719
	—	—	—	—	26,848 (3)	$161,893
	—	—	—	—	20,135 (4)	$121,414
	—	—	—	—	22,992 (5)	$138,641
	—	—	—	—	11,497 (6)	$69,326

Edwin D. Johnson	83,333	166,667	$ 3.81	7/6/2020	—	—
	—	—	—	—	22,049 (5)	$132,995
	—	—	—	—	11,025 (6)	$66,480

Paul A. Larkin	50,000	—	$12.96	1/9/2018	—	—
	—	—	—	—	17,130 (2)	$103,293
	—	—	—	—	25,746 (3)	$155,248
	—	—	—	—	19,309 (4)	$116,433
	—	—	—	—	22,049 (5)	$132,955
	—	—	—	—	11,025 (6)	$66,480

David L. Schmitt	15,000	—	$15.60	5/31/2016	—	—
	—	—	—	—	4,765 (2)	$28,732
	—	—	—	—	10,000 (3)	$60,300
	—	—	—	—	7,500 (4)	$45,225
	—	—	—	—	8,564 (5)	$51,640
	—	—	—	—	4,283 (6)	$25,826

(1)	The options vest in equal, annual installments over a three or four year period, beginning on the date of grant or the first anniversary of the date of grant.

(2)	Represents restricted stock units granted on June 11, 2009. Restricted stock units vest in equal, annual installments over a three-year period beginning on the first anniversary of the date of grant.

(3)	Represents restricted stock units granted on June 10, 2010. Restricted stock units vest in equal, annual installments over a three-year period beginning on the first anniversary of the date of grant.

(4)	Represents performance based restricted stock units granted on June 10, 2010. Performance stock units are subject to vesting based on our attainment of a targeted return on net assets for fiscal 2013 and are shown here assuming 50% attainment of the underlying performance metrics.

(5)	Represents restricted stock units granted on June 14, 2011. Restricted stock units vest in equal, annual installments over a three-year period beginning on the first anniversary of the date of grant.

(6)	Represents performance based restricted stock units granted on June 14, 2011. Performance stock units are subject to vesting based on our attainment of a targeted return on net assets for fiscal 2014 and are shown here assuming 50% attainment of the underlying performance metrics.

Option Exercises and Stock Award Vesting During Fiscal 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
John W. Casella	31,287	$173,065

Edwin D. Johnson	—	—

Paul A. Larkin	30,003	$165,961

David L. Schmitt	9,765	$54,112

(1)	Number of shares acquired on vesting of stock awards is the gross number of shares vested, including shares that were surrendered to us, if applicable, for the payment of withholding taxes pursuant to the terms of our 2006 Stock Incentive Plan.

Potential Payments Upon Termination or Change of Control

Employment Agreements

We have employment agreements with Messrs. John Casella, Larkin, Johnson and Schmitt, which we entered into as follows: Mr. Casella: December 8, 1999; Mr. Larkin: January 9, 2008; Mr. Johnson: July 6, 2010 and Mr. Schmitt: May 31, 2006. Each of Messrs. Casella’s, Larkin’s and Johnson’s employment agreement had or has an initial term of three years and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. Mr. Schmitt’s employment agreement had an initial term of one year and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. In December 2008, we amended our employment agreements with Messrs. Casella and Schmitt, and in December 2010, we amended our employment agreement with Mr. Larkin, to document compliance with, and, as applicable, exemption from, Section 409A of the Code.

Pursuant to the terms of their employment agreements, each of Messrs. Casella, Larkin, Johnson and Schmitt is entitled to a specified annual base salary, subject to adjustment as set forth in the agreement, an annual bonus consisting of cash, stock awards or a combination of cash and stock awards, in an amount determined by the Compensation Committee prior to the conclusion of each fiscal year, and a severance package upon the termination of employment. We have agreed to use our best efforts to assure that Mr. John Casella is elected to our Board for the duration of his term of employment. In addition, within 15 days of executing his employment agreement with us, Mr. Larkin received a stock option to purchase 50,000 shares of our Class A common stock and a one-time make whole benefit of $200,000, one-half paid in cash and one-half paid in restricted stock units. Within 15 days of Mr. Johnson executing his employment agreement with us, he received a stock option to purchase 250,000 shares of our Class A common stock. Additionally, Mr. Johnson was reimbursed for $105,000 in relocation expenses.

Pursuant to their employment agreements, in fiscal 2012, the annual base salary of Mr. Casella was $361,333, the annual base salary of Mr. Larkin was $280,000, the annual base salary of Mr. Johnson was $300,000 and the annual base salary of Mr. Schmitt was $235,000.

Mr. Casella also agreed not to compete with us for a period of two years after the termination of his employment within 300 miles of any facility operated by us during the term of his employment and not to solicit our customers, accounts or employees. Each of Messrs. Larkin, Johnson and Schmitt has agreed not to compete with us for a period of one year after the termination of his employment within 100 miles of any facility operated by us during the term of his employment and not to solicit our customers, accounts or employees. In the event that Mr. Casella terminates his employment voluntarily and is not entitled to severance, the non-compete provisions of his agreement would not apply unless we continue to pay his base salary and any termination benefits or payments required under his agreement.

In the event Mr. Casella’s employment is terminated by us other than for cause (as defined below), he will be entitled to payment of an amount equal to (a) three times the sum of (i) his highest base salary paid under the agreement and (ii) the higher of the most recent bonus paid to him under his agreement or 50% of his base salary immediately prior to such termination, plus (b) an amount in cash equal to the value of any accrued but unpaid base salary, bonus and vacation pay. In addition, Mr. Casella will continue to receive healthcare and other benefits for a period of three years from the date of termination, and any stock options or equity grants issued by us to him will become exercisable in full upon termination without cause. In the event that Mr. Casella terminates his employment with us for good reason or qualified good reason (as defined below), he will receive the maximum payments described in the preceding two sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code payable in connection with the severance payments.

In the event Mr. Larkin’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) 12 months of the highest base salary paid to Mr. Larkin prior to his termination, (b) 70% of his base salary immediately prior to such termination and (c) an amount in cash equal to any accrued but unpaid base salary, bonus and vacation pay. Any stock options or equity grants issued by us to Mr. Larkin will become exercisable in full upon termination without cause. In the event that Mr. Larkin terminates his employment for good reason, he will be entitled to receive the severance payments described in the preceding two sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code payable in connection with the severance payments.

In the event Mr. Johnson’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to the sum of (a) two times his highest base salary at any time prior to such termination, (b) two times 85% of his highest base salary at any time prior to such termination, and (c) an amount in cash equal to the value of any accrued but unpaid base salary, bonus and vacation pay. In addition, Mr. Johnson will continue to receive healthcare and other benefits for a period of two years from the date of termination. Any stock options or equity grants issued by us to Mr. Johnson will become exercisable in full upon termination without cause. In the event that Mr. Johnson terminates his employment with us for good reason, defined as the assignment of any duties inconsistent with his status as Senior Vice President and Chief Financial Officer, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, or a material diminution in his compensation, Mr. Johnson will receive the maximum payments and benefits described in the preceding three sentences and an additional payment intended to compensate him for excise taxes under Section 4999 of the Code payable in connection with the severance payments.

In the event Mr. Schmitt’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) 12 months of the highest base salary paid to Mr. Schmitt prior to his termination, (b) 60% of his base salary immediately prior to such termination and (c) an amount in cash equal to any accrued but unpaid base salary, bonus and vacation pay. Any stock options or equity grants issued by us to Mr. Schmitt will become exercisable in full upon termination without cause. In the event that Mr. Schmitt terminates his employment for good reason, he will be entitled to receive the severance payments described in the preceding two sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code payable in connection with the severance payments

For purposes of each agreement discussed above, “cause” means the discharge of the employee resulting from (a) a conviction of a crime involving us; (b) an act or omission which has a material adverse effect on us; (c) fraud, misappropriation or embezzlement; or (d) the breach of confidentiality, non-competition or other material obligations by the employee. For the purposes of the employment agreements of Messrs. Casella and Larkin discussed above, “good reason” means the occurrence of (a) a change of control, accompanied by, or followed within the 12-month period after a change of control by (b) (i) the assignment to the employee of any duties inconsistent with his status prior to the change of control or which require travel significantly more time-consuming than that required at commencement of the agreement, or (ii) a material adverse alteration in the nature or status of the employee’s responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, or (iii) a material diminution in the employee’s compensation. For the purposes of the employment agreements of Mr. Casella discussed above, “qualified good reason” means the occurrence of one of the events under clause (b)(i), (ii) or (iii) of the preceding definition of good reason.

The severance benefits described above were extended to Mr. Casella as an inducement to his decision to continue to remain employed by us and, in the case of Messrs. Larkin, Johnson and Schmitt, as an inducement to accept employment with us. At the time each of such agreements was entered into, the Board considered a number of factors, including severance arrangements offered by comparable companies, the importance of the respective employee to our ongoing success and the benefits of receiving a non-competition and non-solicitation covenant from the respective employee in exchange for the agreed severance. The Compensation Committee considers the severance benefits to be separate from the compensation payable to employees for their ongoing services and accordingly does not consider the value of the severance package when setting current compensation.

Summary of Potential Payments Upon Termination or Change of Control as of April 30, 2012

The following table quantifies the amounts that would be payable to our named executive officers upon termination of their employment under the circumstances described above under “Employment Agreements.” We calculated the amounts shown based upon each such named executive officer’s employment agreement described above and upon the hypothetical assumption that we terminated each named executive officer effective April 30, 2012.

	Termination without Cause
	Cash Payments (1)	Value of Benefits (2)	Value of Options with Accelerated Vesting (3)	Value of Stock with Accelerated Vesting
John W. Casella	$1,625,999	$86,253	—	$919,762

Edwin D. Johnson	$1,110,000	$42,450	$370,001	$332,389

Paul A. Larkin	$476,000	$20,280	—	$882,014

David L. Schmitt	$376,000	$20,196	—	$331,207

	Immediately upon a Change of Control		Termination for Good Reason
	Value of Options with Accelerated Vesting (3)	Value of Stock with Accelerated Vesting	Cash Payments (1)	Value of Benefits (2)	Value of Options with Accelerated Vesting (3)	Tax Reimbursement	Value of Stock with Accelerated Vesting
John W. Casella	—	$919,762	$1,625,999	$86,253	—	$1,077,388	$919,762

Edwin D. Johnson	$184,999	$332,389	$1,110,000	$42,450	$370,001	$624,107	$332,389

Paul A. Larkin	—	$882,014	$476,000	$20,280	—	—	$882,014

David L. Schmitt	—	$331,207	$376,000	$20,196	—	—	$331,207

(1)	The amounts in this column reflect a lump sum payment, as described above, equal to a multiple of annual base salary in effect on April 30, 2012, and a bonus or other amount equal to a percentage of the base salary for each named executive officer in accordance with the terms of his respective employment agreement.

(2)	The amounts in this column reflect payments for monthly COBRA premiums for continued health and dental coverage as well as payments for life insurance and disability insurance premiums as of April 30, 2012. For Mr. Casella, payment of these benefits will continue for a period of three years, for each of Messrs. Larkin and Schmitt, a period of one year and for Mr. Johnson, a period of two years from the date of termination.

(3)	The amounts in this column are calculated based on the difference between $6.03, the closing market price per share of our common stock on April 30, 2012, and the exercise price per share for the options subject to accelerated vesting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a written policy and have established procedures regarding approval of transactions between us and any employee, officer, director and other related persons, including those required to be reported under Item 404 of Regulation S-K. The policy requires that all related party transactions are reviewed by the Audit Committee and approved by our Board.

With respect to bidding projects in excess of $500,000 in which a related party, including Casella Construction, Inc. is a bidder, the Audit Committee has established a specific procedure. This procedure requires us to solicit a minimum of three qualified bids. The bid package is required to be sufficiently detailed to allow for direct comparisons of costs between responsive bidders. Bids for work on which Casella Construction, Inc. or any other related party is bidding are required to be directed to a third party engineer for opening, compilation and tabulation. The bids are then evaluated by the project team based on price, performance references, qualifications, experience, alternate bid items, proposed schedule, subcontractors qualifications/references, technical compliance and other bid information that is in the best interest of the project. In the event that a construction contract is successfully bid by a related party, bids and recommendations are required to be submitted to our Chief Financial Officer and our President or Chief Executive Officer for submission to the Audit Committee for review and to our Board for approval. With respect to sole source bids (i.e. those less than $500,000), the Audit Committee is required to be provided with documentation describing the reason for the work, a comparison of market or historical prices to the bid price, and senior management approval. Change orders relating to contracts with related parties are required to be forwarded to our Chief Financial Officer for submission to the Audit Committee for review and to our Board for approval before the change order is approved.

With respect to related party transactions involving aggregate consideration in excess of $10.0 million or in excess of $2.0 million if such transaction is not approved by a majority of disinterested directors, we are required by the terms of our debt instruments to obtain an opinion as to the fairness of such transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Our related party policy also provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

We engage Casella Construction, Inc., a company owned by John W. Casella, our Chief Executive Officer and the Chairman of our Board, and Douglas R. Casella, the Vice Chairman of our Board, to provide construction services for us, including construction, closure and capping activities at our landfills. Total purchased services from Casella Construction, Inc. charged to operations or capitalized to landfills for fiscal 2012, 2011 and 2010 were $2,611,607, $6,067,652 and $9,303,008, respectively, of which $44,506, $209,245 and $467,275 were outstanding and included in either accounts payable or other current liabilities at April 30, 2012, 2011 and 2010, respectively. In addition, we have approved ongoing contracts with Casella Construction, Inc., which we expect will result in payments by us to Casella Construction, Inc.

We are also party to two real estate leases with Casella Associates, LLP, a Vermont limited liability company owned by Messrs. John Casella and Douglas Casella, relating to facilities we occupy. The leases, relating to Casella Waste Systems, Inc.’s corporate headquarters in Rutland, Vermont and our Montpelier, Vermont facility, were renewed in March 2008 and provide for aggregate monthly payments of $24,996 and expire in April 2013. These leases have been classified by us as capital leases for financial reporting purposes.

From 1977 to 1992, we operated an unlined landfill located in Whitehall, New York owned by Bola, Inc., a corporation owned by Messrs. John Casella and Douglas Casella, which operated as a single-purpose real estate holding company. We paid the cost of closing this landfill in 1992, and have agreed to pay all post-closure obligations. In fiscal 2012, 2011 and 2010, we paid an aggregate of $7,871, $7,986 and $9,040, respectively, pursuant to this arrangement. As of April 30, 2012 and 2011, we had accrued $84,331 and 94,232, respectively, for costs related to those post-closure obligations.

We have entered into employment agreements with each of our executive officers. See “Employment Agreements.” For his service as President of Casella Waste Management, Inc., our wholly-owned subsidiary, Mr. Douglas Casella is paid an annual salary of $206,000.

Report of the Audit Committee of the Board of Directors

The Audit Committee of our Board is composed of three members and acts under a written charter originally approved by our Board on September 24, 2003. All of the members of the Audit Committee are independent as defined by the rules of the NASDAQ Stock Market that apply to us and otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership.

The Audit Committee has reviewed our audited financial statements for fiscal 2012 and has discussed these financial statements with management and our independent auditors.

The Audit Committee has also received from, and discussed with, our independent auditors various communications that our independent auditors are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, AU Section 380 (Communication with Audit Committees), as modified or supplemented.

PCAOB AU Section 380 requires our independent auditors to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Our independent auditors also provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent auditors their independence from us.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2012.

By the Audit Committee of the Board of Directors

James F. Callahan, Jr., Chair

Michael K. Burke

Gregory B. Peters

Audit Fees and Other Matters

Our Audit Committee appointed McGladrey LLP, an independent registered public accounting firm, to audit our books, records and accounts for fiscal 2013. This appointment is being presented to our stockholders for ratification at the Annual Meeting.

McGladrey LLP has no direct or indirect material financial interest in Casella Waste Systems, Inc. or its subsidiaries. Representatives of McGladrey LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

McGladrey LLP was our independent registered public accounting firm for fiscal 2012 and fiscal 2011. In addition, during fiscal 2011, Caturano and Company, Inc., an independent registered public accounting firm that had served as our as our independent registered public accounting firm from May 1, 2009 until July 21, 2010, performed an audit of our 401(k) benefit plan. The fees we paid to McGladrey LLP in fiscal 2012 and fiscal 2011 and to Caturano and Company, Inc. in fiscal 2011 were as follows:

	Fiscal Year	Audit Fees (1)	Audit Related Fees (2)	Tax Fees	Total Fees

McGladrey LLP	2012	$1,009,816	$19,571	—	$1,029,387

McGladrey LLP	2011	$1,176,805	—	—	$1,176,805

Caturano and Company, Inc.	2011	—	$18,608	—	$18,608

(1)	Audit fees consist of professional fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. This amount includes reimbursement of out of pocket costs in fiscal 2012 and fiscal 2011 of $81,786 and $73,263, respectively.

(2)	Audit related fees consist of fees for the audit of our 401(k) benefit plan. This amount includes reimbursement of out of pocket costs in fiscal 2012 and 2011 of $2,576 and $2,128, respectively.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee pre-approved 100% of the audit and non-audit services performed by our independent registered public accounting firm in fiscal 2013. No services were approved pursuant to the de minimis exception to the Audit Committee pre-approval requirements.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

We encourage stockholders to read closely the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 20, which describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board with respect to fiscal 2012. At our 2011 Annual Meeting of Stockholders, a majority of our stockholders supported an annual vote on our executive compensation and, in response, our Board determined to hold an annual vote on the matter.

As we describe in the “Compensation Discussion and Analysis,” we maintain an executive compensation program that consists almost entirely of base salary, an annual cash incentive bonus and annual equity awards. These elements of compensation have been selected by the Compensation Committee because the committee believes that they effectively achieve the fundamental goals of our compensation program, which are to attract, motivate and retain qualified and talented executives, who are critical to our success, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. The goal of the Compensation Committee is to ensure that our compensation programs are aligned with the interests of our stockholders and our business goals in order to attain our ultimate objective of increasing stockholder value. We believe that, consistent with these goals, the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Further, we believe our programs do not encourage excessive risk-taking by management. Annual compensation decisions for executive officers are made by our compensation committee based on the achievement of specified performance goals as described under “Compensation Discussion and Analysis.”

Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Casella Waste Systems, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Casella Waste Systems, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, the Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Unless otherwise indicated on your proxy, your shares will be voted “FOR” the approval of the compensation of our named executive officers. If your shares are held by your broker in “street name” and you do not vote your shares, your broker cannot vote your shares on Proposal 2.

Board Recommendation:

Our Board recommends that you vote to approve the compensation of our named executive officers by voting “FOR” Proposal 2.

PROPOSAL 3—RATIFICATION OF THE

SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee appointed McGladrey LLP, an independent registered public accounting firm, to audit our books, records and accounts for fiscal 2013. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of McGladrey LLP as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain McGladrey LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Casella Waste Systems, Inc. and its stockholders.

A representative of McGladrey LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Board Recommendation:

Our Board believes that the selection of McGladrey LLP as our independent registered public accounting firm is in the best interests of Casella Waste Systems. Inc. and its stockholders and recommends a vote “FOR” this proposal.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2013 Annual Meeting of Stockholders must be submitted to the attention of the Corporate Secretary at our offices, 25 Greens Hill Lane, Rutland, Vermont 05701 no later than April 29, 2013 and must otherwise meet the requirements for any such proposal as set forth in our by-laws in order to be considered for inclusion in the proxy statement relating to that Annual Meeting.

If a stockholder wishes to present a proposal before the 2013 Annual Meeting of Stockholders but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must give notice of the proposal to our Corporate Secretary at our principal offices and must otherwise meet the requirements for any such proposal as set forth in our by-laws. The required notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary at our principal offices, and received by July 7, 2013, but not before June 7, 2013, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. If a stockholder who wished to present a proposal before the Annual Meeting fails to notify us by the required date, the proxies that the Board solicits for the Annual Meeting will confer discretionary authority on the person named in the proxy to vote on the stockholder’s proposal if it is properly brought before that meeting. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the SEC’s proxy rules.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Ned Coletta, Director Investor Relations, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, (802) 775-0325. If you would like to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

Our Annual Report is available at www.casella.com under the section entitled “Investors Financial Information.” Stockholders may request a copy of our Annual Report free of charge by contacting:

Director Investor Relations

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, VT 05701

Phone: 802-775-0325

E-mail: ned.coletta@casella.com

Copies of the exhibits listed on the exhibit index to the Annual Report may be obtained upon payment of our reasonable expense in furnishing a requested exhibit.

OTHER MATTERS

The Board knows of no other business which will be presented for consideration at the Annual Meeting other than that described above. However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

We encourage you to attend the Annual Meeting in person. However, in order to make sure that you are represented at the Annual Meeting, we also urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. Stockholders who attend the meeting may vote their stock personally even if they have already voted by proxy.

By order of the Board of Directors,

August 27, 2012 Rutland, Vermont	John W. Casella Chairman and Chief Executive Officer

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends you vote FOR each of the listed director nominees and FOR Proposals 2 and 3.

1.	To elect the following nominees as directors of the Company:												+
Class II director
	(term ending 2014):	For	Withhold
	01 - Emily Nagle Green	☐	☐

Class III directors
	(terms ending 2015):	For	Withhold					For	Withhold		For	Withhold
	02 - John W. Casella	☐	☐	03 - John F. Chapple III				☐	☐	04 - James P. McManus	☐	☐

				For	Against	Abstain					For	Against	Abstain

2.	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.			☐	☐	☐	3.	To ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2013.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CASELLA WASTE SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, OCTOBER 9, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned, having received notice of the Annual Meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints John W. Casella and David L. Schmitt (each with full power of substitution), as proxies of the undersigned, to attend the Annual Meeting of stockholders of Casella Waste Systems, Inc. to be held on Tuesday, October 9, 2012, and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of Class A common stock and Class B common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.